Exhibit 99 (a)

                                  News release

                              FOR IMMEDIATE RELEASE

                            Court Sets Trial Date in
                            Coastal Petroleum Takings
                       Litigation Against State of Florida
-------------------------------------------------------------

Tallahassee, Fla., November 27, 2001 -- Coastal Petroleum Company today said that Florida's Leon County Circuit Court has set a trial date of September 30, 2002 for the Company's lawsuit against the State of Florida. In the lawsuit, Coastal claims that the State has taken Coastal's 440,000-acre leasehold along Florida's Gulf Coast without fairly compensating Coastal.

A Coastal spokesman said that the trial judge has set aside approximately two weeks for the trial on the issue of whether the State has taken Coastal's leases. If the judge rules in Coastal's favor, there will then be a second trial before a jury to determine the amount of compensation to be awarded Coastal, the spokesman said.

Coastal Petroleum Company is a majority-owned subsidiary of Coastal Caribbean Oils & Minerals, Ltd., which is traded on the OTC Bulletin Board (COCBF.OB) and traded on the Boston Stock Exchange (CCO-B; CCO-BN).

Statements included in this press release, which are not historical in nature are intended to be, and are hereby identified as, "forward looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among the risks and uncertainties is the uncertainty of any decision favorable to Coastal Petroleum in its litigation against the state of Florida and the substantial cost of continuing the litigation.

                    Contact: James R. Joyce at (203) 245-7664